Exhibit 3.1

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "SITO MOBILE, LTD.", FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF JULY, A.D. 2015, AT 10:03 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

3236663 8100
Jeffrey W. Bullock
151105673	Jeffrey W. Bullock, Secretary of State
You may verify this certificate online at corp.delaware.gov/authver.shtml	AUTHENTICATION: 2597928
DATE: 07-29-15

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
SITO MOBILE, LTD.

SITO Mobiles, Ltd. (the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

1. Article 4 of the Company's Amended and Restated Certificate of Incorporation shall be amended by adding the following section to the end of Article 4 of the Amended and Restated Certificate of Incorporation, subject to compliance with applicable law:

"Upon the filing and effectiveness (the "Effective Time") pursuant to the Delaware General Corporation Law of this amendment to the Corporation's Amended and Restated Certificate of Incorporation, as amended, each ten (10) shares of Common Stock issued and outstanding immediately prior to the Effective Time either issued and outstanding or held by the Corporation as treasury stock shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the "Reverse Stock Split"); provided that no fractional shares shall be issued to any holder and that instead of issuing such fractional shares, the Corporation shall round shares up to the nearest whole number. Each certificate that immediately prior to the Effective Time represented shares of Common Stock ("Old Certificates"), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional shares as described above."

2. The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Corporation's Certificate of Incorporation to be signed this 29th day of July 2015.

SITO MOBILE, LTD.

By:	/s/ Kurt Streams
Name:	Kurt Streams
Title:	Chief Financial Officer

State of Delaware Secretary of State Division of Corporations Delivered 10:04 AM 07/29/2015 FILED 10:03 AM 07/29/2015 SRV 151105673 - 3236663 FILE